Exhibit 10.13

INTERACTIVE DATA CORPORATION

2000 LONG-TERM INCENTIVE PLAN

Amended and Restated 2005 Restricted Stock Unit Award Agreement

(Executive Level Grant)

AMENDED AND RESTATED AGREEMENT made as of the ____ day of _____________, 2007, between Interactive Data Corporation, a Delaware corporation (the “Company”), and ________________________ (the “Participant”). This Agreement is subject to the provisions of the Company’s 2000 Long-Term Incentive Plan (the “Plan”), a copy of which is furnished to the Participant with this Agreement. Capitalized terms appearing herein and not otherwise defined shall have the meanings ascribed to them in Section 3 of this Agreement or in the Plan, as applicable.

WHEREAS, on _______, 2005, (the “Grant Date”), the Company provided the Participant with an award agreement (the “Original Agreement”) pursuant to which the Participant was awarded Restricted Stock Units (“Units”).

WHEREAS, in accordance with Section 8(l) of the Original Agreement, the Company may, in its sole discretion and without the Participant’s consent, amend the terms of the Original Agreement in order ensure that it complies with Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”).

NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the Original Agreement is hereby restated, superseded and replaced in its entirety by this Agreement, as follows:

1. Number of Restricted Stock Units Granted.

On the Grant Date, the Company granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan, ______ Units representing the right to receive Shares of the Company’s Common Stock (“Stock”) under the terms and conditions set forth in the Plan and this Agreement. The Participant agrees that the Units shall be subject to the restrictions on transfer set forth in Section 5 of this Agreement.

2. Vesting.

(a)	Vesting Schedule. The Units will vest (becoming “Vested Units”) on the earliest of the following dates (the “Vesting Dates”):

(i)	100% on July 19, 2008, the third anniversary of the Grant Date;

(ii)	100% of the Units will vest immediately on the date of the Participant’s death;

(iii)	100% of the Units will vest immediately upon a Participant’s Retirement, provided that (x) the Participant signs an agreement and release satisfactory to the Company (the “Release”) and (y) the Release becomes effective and irrevocable in its entirety;

(iv)	100% of the Units will vest immediately upon a Participant’s Job Elimination, provided that the Participant signs a Release within ninety (90) days following the Participants termination of employment;

(v)	100% immediately upon the termination of the Participant’s employment with the Company and its Subsidiaries (the “Company Group”) within one (1) year following a Change in Control (x) by the Company Group other than for Cause or (y) by the Participant for Good Reason; or

(vi)	100% immediately prior to a Change in Control if, in connection with the Change in Control the shares of Stock will no longer be listed on a recognized national securities exchange.

(b)	Continuous Relationship Required. Notwithstanding anything set forth in this Agreement, a Unit will not vest pursuant to Section 2(a) unless, on the applicable Vesting Date, the Participant is, and has been at all times since the Grant Date, a director, officer or employee of the Company Group.

(c)	Cancellation upon Termination of Employment for Cause. If the Participant’s employment or service with the Company is terminated for Cause, all Units (including all Vested Units that have not yet been settled pursuant to Section 6(a)) will be automatically and immediately cancelled.

(d)	Cancellation if Release does not Become Effective. If the Release does not become effective and irrevocable in its entirety within ninety (90) days following the Participants termination of employment, the Units will be automatically and immediately cancelled.

3. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings ascribed below.

(a)	Cause. “Cause” shall mean (i) the Participant’s material breach of any term of any agreement with the Company Group, including without limitation any violation of confidentiality and/or non-competition agreements; (ii) the Participant’s conviction for any act of fraud, theft, criminal dishonesty, or any felony; (iii) the Participant’s engagement in illegal conduct, gross misconduct, or act involving moral turpitude which is materially and demonstrably injurious to the Company Group; or (iv) the Participant’s willful failure (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days of written notice to the Participant from the Company Group, to perform his or her reasonably assigned material responsibilities to the Company Group. For purposes of (iv), no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company Group.

(b)	Change in Control. “Change in Control” shall mean the occurrence of any of the following events at any time after the Grant Date:

(i)	The acquisition by any individual, entity or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provisions thereto) of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall be disregarded: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (y) any acquisition by a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (z) any acquisition by Pearson plc (“Pearson”);

(ii)	The consummation of a merger, consolidation, or reorganization of the Company with or involving any other entity or the sale or other disposition of all or substantially all of the Company’s assets (any of these events being a “Business Combination”), unless, immediately following such Business Combination, at least one of the following conditions is satisfied:

(x)	all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power of the voting securities of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such Business Combination owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Surviving Entity”) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination, or

(y)	Pearson beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Entity; or

(iii)	The stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred with respect to the Participant if the Participant is part of a purchasing group that consummates the Change in Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is either directly or indirectly an equity participant in the purchasing group (except for (A) passive ownership of less than 3% of the stock of the purchasing group, or (B) ownership of equity participating in the purchasing group which is otherwise not significant, as determined prior to the Change in Control by the Committee). Moreover, notwithstanding the foregoing, to the extent that the Units are subject to Section 409A and settlement of the Units will accelerate in connection with a Change in Control, no events set forth in clauses (i), (ii) or (iii) above shall constitute a Change in Control unless such event(s) also constitutes a “change in ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A.

(c)	Good Reason. “Good Reason” shall mean any (i) material diminution in the Participant’s, authority, duties, or responsibilities or (ii) diminution in the Participant’s annual base cash compensation of more than 10%; provided, however, that the Participant must notify the Company of the existence of a condition set forth in (i) or (ii) within ninety (90) days following the initial existence of the condition and following receipt of such notice, the Company shall have thirty (30) days to cure the condition.

(d)	Job Elimination. “Job Elimination” shall mean an involuntary termination of the Participant’s employment with the Company Group as a result of a reduction in force, job elimination, redundancy or similar event pursuant to which the Participant is eligible for benefits under the Company Group’s severance policy, program or practice applicable to the Participant.

(e)	Retirement. “Retirement” shall mean termination of the Participant’s employment with the Company Group on or after the date the Participant has attained age 55 and has a combined age plus years of service with the Company Group equal to at least 75 years.

4. Dividend Equivalent Rights.

With respect to declared dividends, if any, with record dates that occur prior to the settlement of any Units, the Participant will be credited with additional Units having a value equal to that which the Participant would have been entitled if the Participant’s unsettled Units had been actual shares of Stock, based on the Fair Market Value of a share of Stock on the applicable dividend payment date rounded down to the nearest whole Unit. Any such additional Units shall be considered Units under this Agreement and shall also be credited with additional Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as Units with respect to which they were credited.

5. Restrictions on Transfer.

The Participant shall not, whether voluntarily or involuntarily, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”), any Units, or any interest therein, except as provided in the Plan. Any transfer of the Participant’s Units made, or any attachment, execution, garnishment, or lien issued against or placed upon Units, other than as so permitted, shall be void.

6. Settlement of Units.

(a)	Scheduled Settlement Date. Subject to Sections 6(b), (d) and (e) below, each Vested Unit will be settled by the delivery of one (1) share of Stock to the Participant (or in the event of the Participant’s death, to the Participant’s estate or designated beneficiary) ninety (90) days following July 19, 2008.

(b)	Automatic Settlement of Vested Units upon a Termination of Employment. Subject to Section 6(e), upon Participant’s Separation from Service with the Company Group (as defined below) for any reason other than Cause, each Vested Unit that has not yet been settled pursuant to Sections 6(a) or (d) shall be settled by delivery of one (1) share of Stock to the Participant (or in the event of the Participant’s death, to the Participant’s estate or designated beneficiary) ninety (90) days following the Participant’s date of termination.

(c)	Separation from Service. The Participant shall not be deemed to have undergone a termination of employment for purposes of this Section 6 unless the termination also constitutes a “separation from service” within the meaning of Section 409A of the Code, determined in accordance with the default rules thereunder.

(d)	Automatic Settlement of Vested Units in Connection with a Cessation of Public Trading upon a Change in Control. If, in connection with a Change in Control, the Stock is no longer listed on a recognized national securities exchange, each Vested Unit will automatically be settled by delivery of one (1) share of Stock to the Participant (or in the event of the Participant’s death, to the Participant’s estate or designated beneficiary) immediately upon the effective date of the Change in Control.

(e)	Specified Employees. Notwithstanding any provision of the Plan or of this Agreement to the contrary, if, upon the Participant’s Separation from Service with the Company Group for any reason, the Company determines the Participant is a “specified employee” as defined in Section 409A (determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect) the Units may not be settled before the earlier of (i) the first business day following the date which is six (6) months after the Participant’s Separation from Service for any reason other than death or (ii) the date of the Participant’s death.

7. Withholding Taxes.

The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld or paid in connection with the Participant’s Units no later than the date of the event creating the tax liability. Except as the otherwise provided in this Agreement, when the Stock is registered under the Exchange Act, the Participant may, with the Committee’s agreement, satisfy such tax obligations in whole or in part by delivery of shares of Stock, including shares retained from the Units creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where Stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Notwithstanding anything herein to the contrary, the Participant’s satisfaction of any such tax withholding requirements shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Stock to the Participant.

The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

8. Miscellaneous.

(a)	Acquired Rights. This award: (i) does not form part of the Participant’s contract of employment (if any); (ii) does not constitute a contract of employment; and (iii) does not entitle the Participant to any benefits other than those granted under the Plan. Benefits granted under the Plan are not part of the Participant’s ordinary salary, and shall not be considered part of such salary for pension purposes or in the event of severance, redundancy or resignation. If the Participant’s employment is terminated for any reason, the Participant agrees that he or she shall not be entitled to any sum, shares or other benefit intended to compensate the Participant for the loss or diminution in value of any actual or prospective rights, benefits or expectations under or in relation to the Plan.

(b)	Restriction on Sale. Sale of Stock delivered in connection with settlement of Units may be restricted by the Company’s Anti-Insider Trading Policy and/or Equity Interest Policy and any additional or replacement programs.

(c)

Data Protection. To the extent reasonably necessary to administer the Plan: (i) the Company may process personal data about the Participant, including, but not limited to (a) information concerning this Agreement or the Units and any changes hereto, (b) other personal and financial data about the Participant, and (c) information about the Participant’s participation in the Plan and shares exercised under the Plan from time to time; and (ii) the Participant gives explicit consent to the Company to (a) process any such personal data, and (b) transfer any such personal data outside the country in which the Participant lives, works or is employed, including, without limitation, to the Company and any of its subsidiaries and agents, including the outside stock plan administrator as selected by the Company from time to time, and any other person the Company may deem appropriate in its administration of the Plan. The Participant has the right to access and correct personal data by contacting a local Human Resources Representative. The transfer of the information outlined here is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit the Participant from participating in the Plan.

(d)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)	Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Committee.

(f)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

(g)	Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(g).

(h)	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i)	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(j)	Access to Plan/Incorporation by Reference. The Participant hereby acknowledges that he/she has access to a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan, as amended from time to time, are incorporated herein by reference, and this Agreement is subject to such terms and provisions in all respects.

(k)

Amendment. The Participant understands and accepts that the benefits granted under the Plan are entirely at the discretion of the Company and that the Company retains the right to amend, modify or terminate the Plan or this Agreement at any time, in its sole discretion and without notice; provided, however, that no such termination, amendment or modification of the Plan or this Agreement may in any way adversely affect the Participant’s rights with respect to the Units without the Participant’s consent. Notwithstanding the foregoing, if the Company determines that the terms of the Plan and this Agreement could result in adverse tax consequences to the Participant, the Company may amend this Agreement without the consent of the Participant in order to minimize or eliminate such tax treatment.

(l)	Section 409A. Notwithstanding any provision set forth in the Plan or this Agreement, the Company may, without the Participant’s consent, modify the terms and conditions of the Units (including the Plan and this Agreement) to the extent it deems necessary or advisable, in its sole discretion, in order to comply with, or avoid being subject to, Section 409A of the Code.(m) Governing Law. This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

INTERACTIVE DATA CORPORATION

Stuart J. Clark
President and Chief Executive Officer